Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151924 on Form S-3 and Registration Statement Nos. 333-142732, 333-105019 and 333-70212 on Forms S-8 of our report dated January 29, 2010, except for Notes 1, 2, 9, 15, 17 and 19 as to which the date is April 20, 2010, relating to the consolidated financial statements of Lennar Corporation and subsidiaries as of November 30, 2009 and 2008 and for the each of the three years in the period ended November 30, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph related to retrospective adjustments for the adoption of certain accounting standards related to the presentation of noncontrolling interests and the disclosure guidance applicable to variable interest entities), appearing in this Current Report on Form 8-K of Lennar Corporation dated April 26, 2010.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
April 26, 2010